Exhibit 3.11.2

AMENDED AND RESTATED
OPERATING AGREEMENT OF
IME SOFTWARE SOLUTIONS, LLC

A Michigan Limited Liability Company

This Amended and Restated Operating Agreement (this “Operating Agreement”), dated as of July 8, 2009, is made between IME Software Solutions, LLC (the “Company”) and ExamWorks, Inc., a Delaware corporation (the “Member”).

W I T N E S S E T H

WHEREAS, the Company has been organized as a limited liability company under and pursuant to the Michigan Limited Liability Company Act (the “Act”), as amended; and

WHEREAS, the Member desires to set forth herein its statements regarding the manner in which such limited liability company shall be governed and operated.

NOW, THEREFORE, the undersigned states the following:

ARTICLE 1
ORGANIZATION

1.1           Formation.  The Articles of Organization (the “Articles”) for the Company were duly filed with the Department of Labor & Economic Growth of the State of Michigan as required by the Act.

1.2           Name.  The name of the Company shall be IME Software Solutions, LLC.  The Company may also conduct its business under one or more assumed names if so authorized by the Member.

1.3           Purposes.  The purposes of the Company are to engage in any activity for which limited liability companies may be formed under the Act.  The Company shall have all the powers necessary or convenient to affect any purpose for which it is formed, including all powers granted by the Act.

1.4           Duration.  The Company shall continue in existence for the period fixed in the Articles for the duration of the Company or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Operating Agreement.

1.5           Registered Office and Resident Agent.  The Registered Office and Resident Agent of the Company shall be as designated in the Articles or any amendment thereof.  The Registered Office and/or Resident Agent may be changed from time to time in accordance with the Act.  If the Resident Agent shall ever resign, the Company shall promptly appoint a successor.

1.6           Legal Status of the Company.  The Member has formed the Company as a limited liability company under and pursuant to the Act.  The Member specifically intends and agrees that the Company is not a partnership (general or limited), a corporation or any similar entity but is a limited liability company under and pursuant to the Act.  No Member shall be construed to be a partner or shareholder in the Company and the Articles, this Operating Agreement and the relationships created thereby and arising there from shall not be construed to suggest otherwise.

ARTICLE 2
BOOK, RECORDS, ACCOUNTING AND CONTRIBUTIONS

2.1           Books and Records.  The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act and such books and records shall be kept at the Company’s Registered Office.

2.2           Fiscal Year Accounting.  The Company’s fiscal year and the particular accounting methods and principles to be followed by the Company shall be set, determined and selected by the Member from time to time.

2.3           Capital Contributions.  The Member may make capital contributions to the Company at such times and in such amounts as may be necessary to conduct its business and affairs.

ARTICLE 3
ALLOCATIONS AND DISTRIBUTIONS

3.1           Allocations.  Except as may be required by the Code or this Operating Agreement, net profits, net losses, and other items of income, gain, loss, deduction and credit of the Company shall be allocated to the Member.

3.2           Distributions.  The Company shall make distributions to the Member from time to time in such amounts and at such times as is determined by the Member.  Distributions may be made only after the Member determines in its reasonable judgment that the Company has sufficient cash in excess of the current and the anticipated needs of the Company to fulfill its business purposes (including needs for operating expenses, debt service, acquisitions, reserves and mandatory distributions, if any).  Distributions shall be in cash or property, or partially in both, as determined by the Member.

ARTICLE 4
MANAGEMENT AND VOTING RIGHTS

4.1           Management Vested With Member.  The business and affairs of the Company shall be managed by the Member.  The Member shall have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including the power to: (a) purchase, lease or otherwise acquire any real or personal property; (b) sell, convey, mortgage, grant a security interest in, pledge, lease, exchange or otherwise dispose or encumber any real or personal property; (c) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts; (d) borrow money, incur liabilities and other obligations; (e) enter into any and all agreements and execute any and all contracts, documents and instruments; (f) engage employees and agents, define their respective duties, and establish their compensation or remuneration; (g) establish pension plans, trusts, profit sharing plans and other benefit and incentive plans for the Member, employees and agents of the Company; (h) obtain insurance covering the business and affairs of the Company and its property and on the lives and well being of its Member, employees and agents; (i) commence, prosecute or defend any proceeding in the Company’s name; and (j) participate with others in partnerships, joint ventures, corporations and other associations and strategic alliances.

4.2           Consent.  Any action required or permitted to be taken at a meeting may be taken without a meeting, without prior notice, and without a vote, if consent in writing, setting forth the action so taken, is signed by the Member.

4.3           Standard of Care; Liability.  The Member shall discharge its duties on behalf of the Company in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner which it reasonably believes to be in the best interests of the Company.  The Member shall not be liable for monetary damages to the Company for any breach of any such duties except for receipt of a financial benefit to which the Member is not entitled, voting for or assenting to a distribution to the Member in violation of this Operating Agreement or the Act, or a willful violation of the law.

4.4           Reimbursement.  The Member shall be entitled to reimbursement from the Company for all expenses of the Company reasonably incurred and paid for by such Member on behalf of the Company.

ARTICLE 5
EXCULPATION OF LIABILITY; INDEMNIFICATION

5.1           Exculpation of Liability.  Unless otherwise provided by law or expressly assumed, a person who is a Member shall not be liable for the acts, debts or liabilities of the Company.

5.2           Indemnification.  The Company shall indemnify the Member from and against any claims, losses, liabilities, damages or expenses (including attorneys fees) incurred by the Member as a result of or in connection with any pending or threatened legal proceeding (whether civil, criminal, administrative or investigative and whether formal or informal) in which the Member is made party or threatened to be made party as a result of its status as a Member of the Company or as an employee or agent of the Company, subject to the following limitations: (a) such indemnification shall not be applicable to any suit or proceeding brought by or in the right of the Company; (b) the right of the Member to indemnification is dependent upon the Member having acted in good faith, with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, in a manner which the Member reasonably believed to be in the best interests of the Company and, with respect to any criminal suit or proceeding, the Member had no reasonable cause to believe that its conduct was unlawful; and (c) the right of the Member to indemnification shall not extend to any suit or proceeding based upon the receipt by the Member of any financial benefit to which the Member was not legally entitled, any suit or proceeding based upon the affirmative vote of the Member to any distribution to the Member in violation of this Operating Agreement or the Act or any suit or proceeding involving any willful violation by the Member of any provision of law.  Where applicable, the Member’s right of indemnification shall extend to any actual and reasonable expenses (including attorneys fees) incurred by the Member in connection with any suit or proceeding brought to enforce the obligations of the Company under this Section 6.2.  Any indemnification permitted under this Article, unless ordered by a court of competent jurisdiction, shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because the Member has met the applicable standards of conduct and upon an evaluation of the reasonableness of expenses and amounts paid in settlement.

ARTICLE 6
DISSOLUTION AND WINDING UP

6.1           Dissolution.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events: (a) pursuant to any requirement of the Act; or (b) by the written statement of the Member.

6.2           Winding Up. Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company’s business and affairs and complete the winding up as soon as practicable.  Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors in satisfaction of Company debts, liabilities and obligations and then to the Member.

ARTICLE 7
MEMBERSHIP INTERESTS; TRANSFERABILITY

7.1           Opt-In.  The Member's entire interest (economic and otherwise) in the Company, expressed as a percentage of ownership (the “Membership Interests”) shall be governed by Article 8 of the Michigan Uniform Commercial Code and shall be considered securities for purposes thereof.

7.2           Restrictions on Transfers.  The Member may transfer, sell, encumber, assign or otherwise dispose of all or any portion of its Membership Interests.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1           Governing Law.  This Operating Agreement is being executed and delivered in the State of Michigan and shall be governed by, construed and enforced in accordance with the laws of the State of Michigan.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement intending it to be effective on the date first above written.

EXAMWORKS, INC., sole member

By:	/s/ James K. Price
James K. Price
Co-Chairman and Co-Executive Officer